EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Sept. 29, 2022

Orion Engineered Carbons Declares Interim Quarterly Dividend

HOUSTON - Orion Engineered Carbons S.A. (NYSE: OEC), a specialty chemical company, today announced that its board of directors has declared an interim dividend to be paid in the first quarter of 2023 of $0.0207 per common share of the company, which is equivalent to the aggregate amount of approximately $1.25 million based on the number of common shares currently outstanding.

The interim dividend will be paid on January 10, 2023, to holders of record as of the close of business on January 3, 2023. Luxembourg withholding tax at a rate of 15% will be deducted from each interim dividend, subject to exemptions and reductions in certain circumstances.

About Orion Engineered Carbons

Orion Engineered Carbons (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability, and add UV protection. Orion has innovation centers on three continents and 14 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit orioncarbons.com.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements of future expectations that are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance, or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time, and it is not possible to predict all risk factors and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or other information, other than as required by applicable law.

Contacts:

Wendy Wilson

Orion Engineered Carbons

Head of Investor Relations

wendy.wilson@orioncarbons.com

+1 281-974-0155

William Foreman

Orion Engineered Carbons

Director of Corporate Communications and Government Affairs

william.foreman@orioncarbons.com

Direct: +1 832-445-3305

Mobile: +1 281-889-7833

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